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                                                                   EXHIBIT 10.67

                             RENAL CARE GROUP, INC.

                            SUPPLEMENTAL BENEFIT PLAN


         Renal Care Group, Inc. desires to retain the services of and provide rewards and incentives to the Chairman and Chief Executive Officer of the Company.

         In order to achieve this objective, Renal Care Group, Inc. has adopted the following Supplemental Benefit Plan to provide death, disability, and retirement benefits.


                                    ARTICLE 1

                            TITLE AND EFFECTIVE DATE

         1.1 This Plan will be known as the "Renal Care Group, Inc. Supplemental Benefit Plan" (the "Plan").

         1.2      The Effective Date of the Plan shall be January 29, 2003.



                                    ARTICLE 2

                                   DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

         2.1 "Beneficiary" means the primary and secondary beneficiary or beneficiaries designated by the Member to receive benefit payments in the event the Member dies prior to the payment of all benefits owed under the terms of the Plan. The Member's primary beneficiary will be the Member's spouse. The designation of a secondary Beneficiary will documented on a Beneficiary Designation Form completed by the Member. The Member may change his Beneficiary designation at any time and from time to time by completing a new Beneficiary Designation Form.

         2.2 "Board of Directors" means the Board of Directors of the Company.

         2.3 "Committee" means the Compensation Committee of the board of Directors or other Committee appointed by the Board of Directors to administer the plan, which Committee will be composed solely of independent directors, as defined in applicable federal income tax and securities laws.



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         2.4      "Company" means Renal Care Group, Inc., its successors
consolidated subsidiaries and affiliates, its and assigns, and subject to the provisions of Article 8, any organization into which the Company may be merged or consolidated or to which all or substantially all of its assets may be transferred.

         2.5      "Death Benefit" means the benefit provided in Article 5.

         2.6      "Disability Benefit" means the benefit provided in Article 4.

         2.7 "Disabled" or "Disability" means total and permanent disability of a member under the terms of the Company's Long Term Disability Plan. If the Member fails to qualify for disability benefits under the Employer's Long Term Disability Plan, the Board of Directors may, in its sole discretion, pay Retirement Income under the terms of Article 4 herein.

         2.8 "Effective Date" means the date the Plan becomes effective through the terms of a resolution adopted by the Board of Directors or the Committee.

         2.9 "Member" means the Chief Executive Officer of the Company as of the Effective Date

         2.10     "Plan" means the Renal Care Group, Inc. Supplemental Benefit
Plan.

         2.11 "Plan Agreement" means a written agreement entered into by a Member and the Company evidencing the Member's participation in the Plan.

         2.12 "Retired Member" means that the Member has commenced or is eligible to commence receiving benefits under this Plan due to the Member's death, Disability, or Retirement Date.

         2.13 "Retirement Date" means the first day of the month coinciding with or immediately following the Member's relinquishment of duties as the Chief Executive Officer of the Company.

         2.14 "Retirement Income" means the income to be paid to the Member under the terms of this Plan, which will commence as of the Member's Retirement Date and continue for the period provided herein


                                    ARTICLE 3

                            MONTHLY RETIREMENT INCOME

         3.1 The Member shall be paid the Retirement Income as provided in the Plan Agreement.

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                                    ARTICLE 4

                               DISABILITY BENEFITS

         4.1 If the Member is determined to be Disabled prior the Member's Retirement Date, the date of said Disability shall be deemed to be the Member's Retirement Date.

                                    ARTICLE 5

                                 DEATH BENEFITS

         5.1 If the Member dies prior to his Retirement Date, the Member's Beneficiary shall be entitled to receive the Retirement Income as if the Member's Retirement Date occurred on the day before his death.

                                    ARTICLE 6

                               PLAN ADMINISTRATION

         6.1 The Committee will administer the Plan and keep records of benefits.

         6.2 The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan and to make any other determinations for the administration of the Plan.

         Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (i) to establish the timing of benefit payments, and (ii) to settle claims according to the provisions in Article 7.

         6.3 The Committee may employ such counsel, accountants, actuaries and other agents as it shall deem advisable. The Company shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.


                                    ARTICLE 7

                                CLAIMS PROCEDURE

         7.1 The Chief Financial Officer of the Company will administer the claims procedure under this Plan.

                  The business address, telephone number, and telecopy number of the Chief Financial Officer of the Company are:



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                           2525 West End Avenue, Suite 600
                           Nashville, Tennessee 37203
                           Telephone: (615) 345-5500
                           Telecopy:    (615) 345-5505

         7.2 The Company shall have the right to change the address and telephone number of the Chief Financial Officer. The Company shall give the Member (or, if applicable, the Member's Beneficiary) written notice of any change in the address and telephone number of the Chief Financial Officer.

         7.3 Benefits shall be paid in accordance with the provisions of this Plan. The Member, or the Member's Beneficiary (hereinafter referred to as the "Claimant") shall not be required to make a written request for the benefits to commence in a timely manner under this Plan.

         7.4 If benefit payments do not commence in a timely manner, the Claimant must make a written request to the Company's Chief Financial Officer requesting payment. If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed more than 90 days after the receipt of the claim by the Chief Financial Officer.

         7.5      The notice shall set forth the following information:

                  A.       The specific reasons for the denial;

                  B. The specific reference to pertinent plan provisions on which the denial is based;

                  C. A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

                  D. Appropriate information and explanation of the claims procedure under this Plan to permit the Claimant to submit his claim for review.

         7.6 The claims procedure under the Plan will allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee.

                  A. The Claimant will exercise his right of appeal by submitting a written request for review of the denied claim to the Chief Financial Officer. This written request for review must be submitted to the Chief Financial Officer within sixty (60) days after receipt of by the Claimant of the written notice of denial.

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                  B.       The Claimant shall have the following rights under
                           this appeal procedure:

                           (1) To request a review by the Committee upon written application to the Chief Financial Officer ;

                           (2) To review pertinent documents with regard to the employee benefit plan created under this Plan;

                           (3) The right to submit issues and comments in writing;

                           (4) To request an extension of time to make a written submission of issues and comments; and

                           (5) To request that a hearing be held to consider Claimant's appeal.

         7.7 The decision on the review of the denied claim shall be provided by the Committee:

                  A. Within forty-five (45) days after the receipt of the request for review if no hearing is held; or

                  B. Within ninety (90) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

                           (1) If an extension of time is necessary in order to hold a hearing, the Committee will give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

                           (2) The written notice of extension shall indicate that an extension of time will occur to hold a hearing on Claimant's appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant's opportunity to participate in the hearing. It may also include any other information the Committee believes may be important or useful to the Claimant in connection with the appeal.

         7.8 The decision to hold a hearing to consider the Claimant's appeal of the denied claim shall be within the sole discretion of the Committee, whether or not the Claimant requests such a hearing.


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         7.9      The Committee's decision on review shall be made in writing and provided to the Claimant within the specified time periods. This written decision on review shall contain the following information:

                  A.       The decision(s);

                  B.       The reasons for the decision(s); and

                  C. Specific reference to the Plan provisions of the Plan on which the decision(s) is/are based.

         All of this information shall be written in a manner calculated to be understood by the Claimant.

                                    ARTICLE 8

                                  MISCELLANEOUS


         8.1 Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Member and his Beneficiary. To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

         8.2 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

         8.3 The Company will not merge into, be acquired by, or consolidate with any other entity unless and until such other entity agrees to assume all rights and obligations set forth in this Plan.

         8.4 This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Member and his legal representatives.

         8.5      This Plan shall be governed by the laws of Tennessee.

         8.6 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.



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         Attested this ______ day of ______, 2003.

                                           Renal Care Group, Inc.



                                           By:
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